UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Rainmaker Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2009

TO THE STOCKHOLDERS OF

RAINMAKER SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Rainmaker Systems, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 14, 2009, at 8:00 a.m. Pacific Daylight Savings Time at the PruneYard Plaza Hotel, 1995 South Bascom Ave, Campbell, CA 95008, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect two directors to serve on the Company’s Board of Directors for a three-year term ending in the year 2012 or until their successors are duly elected and qualified;

2.	To ratify the appointment of BDO Seidman, LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 27, 2009, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors,

Michael Silton

President and Chief Executive Officer

Campbell, California

April 13, 2009

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY; COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. THE 2009 PROXY STATEMENT, ALONG WITH OUR ANNUAL REPORT ON FORM 10-K FOR 2008, ARE AVAILABLE ONLINE AT http://www.rmkr.com/proxy2009.

Rainmaker Systems, Inc.

900 East Hamilton Suite 400

Campbell, CA 95008

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2009

General

The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors of Rainmaker Systems, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 14, 2009 (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m. Pacific Daylight Savings Time at the PruneYard Plaza Hotel, 1995 South Bascom Ave, Campbell, CA 95008. These proxy solicitation materials were mailed on or about April 13, 2009, to all stockholders entitled to vote at the Annual Meeting.

Voting; Quorum

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On March 27, 2009, the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 21,801,788 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), were issued and outstanding. No shares of the Company’s Preferred Stock, par value $0.001, were outstanding.

In the election of directors, the nominees receiving the highest number of affirmative votes shall be elected. Proposal Two must be approved by the affirmative vote of holders of outstanding shares of Common Stock representing a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding Common Stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business. Abstentions and shares held by brokers that are present in person or represented by proxy but that are not voted because the brokers were prohibited from exercising discretionary authority (“broker non-votes”) will be counted for the purpose of determining if a quorum is present. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies

If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the two nominees to the Board of Directors listed in the Proxy, unless the authority to vote for the election of such nominees is withheld, and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposal Two described in the accompanying Notice and this Proxy Statement. You may revoke or change your Proxy at any time before the

Annual Meeting by filing with the Secretary of the Company at the Company’s principal executive offices, located at 900 East Hamilton Avenue, Suite 400, Campbell, California 95008, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies by any process other than by mail.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of five persons divided into three classes, Class I, Class II and Class III, with Class I consisting of two directors, Class II consisting of two directors and Class III consisting of one director. The directors elected to Class I in 2007 are serving a term of three years, expiring at the 2010 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified; the directors elected to Class II in 2007 are serving for a term of two years, expiring at the 2009 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified; and the director elected to Class III in 2008 is serving for a term of three years, expiring at the 2011 Annual Meeting of Stockholders, or until his successor has been duly elected and qualified.

Each returned Proxy can only be voted for the number of persons up for election (two). Unless individual stockholders specify otherwise, each returned Proxy will be voted FOR the election of the two nominees who are up for election. If, however, any nominee named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed Proxy will exercise discretionary authority to vote for a substitute. The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve.

Nominees for Class II Directors for Term Ending Upon the 2012 Annual Meeting of Stockholders

The name, age, principal occupation, other business affiliations and certain other information concerning the nominees for election as Class II directors of the Company for a term ending upon the 2012 annual meeting of stockholders is set forth below. The nominees are currently directors of the Company.

Robert Leff, 62, has served as a director of the Company since 1996. He is currently a member of the Audit Committee and the Compensation Committee. Mr. Leff is a strategic consultant to early and growth stage companies in the personal computer industry. He is also a director of PackageX, a private company that delivers a web-based collaboration system for the packaging industry and AgeServe Communications, a private business-to-business and business-to-government provider of video services to senior community operators, companies and governmental agencies. He co-founded Merisel (formerly Softsel Computer Products) in 1980 and successfully developed the venture into one of the nation’s largest and fastest growing service companies. In 1993, Merisel was named to both the Forbes 500 and Fortune Service 500 lists. Mr. Leff served as President of Softsel for five years. Under his direction the company grew rapidly into a $200 million multinational computer products distributor. In 1985, Softsel was rated the fourth fastest growing private company in the US by Inc. magazine. As Co-Chairman and European Managing Director he ran the company’s European operations from its London headquarters during 1985 and 1986. He was responsible for product acquisitions from 1986 through 1990 and then served as Senior Vice President of Worldwide MIS through 1992. Mr. Leff was named one of the PC industry’s 25 most influential executives by CRN (Computer Reseller News) in 1988. In 1994, he retired from Merisel. Prior to founding Softsel, he worked in various data processing development and management positions for companies including BASF, Informatics and Citibank. Mr. Leff earned a BS degree in business administration and a MS degree in computer science from the University at Albany.

Mitchell Levy, 48, has served as a director of our Company since 2004 and is currently a member of the Compensation Committee and the Governance and Nominating Committee. Since September 2004, he has served as Chief Executive Officer of Happy About, a quick2publish book publishing company. Additionally, he has served as a partner in CXOnetworking since May 2007, and has served as a director of the Silicon Valley Executive Business Program since March 2003. Mr. Levy is an author, consultant, educator, and evangelist of strategic management, and a frequent public speaker on business trends. Previously, he was the conference chair at four Comdex conferences, founded and operated the E-Commerce Management Program at San Jose State University and spent nine years at Sun Microsystems, the last four of which he ran the e-commerce component of Sun Microsystems’ supply chain.

Continuing Class I Directors for Term Ending Upon the 2010 Annual Meeting of Stockholders

Michael Silton, 44, has served as Chief Executive Officer of our Company since October 1997 and as President of our Company since March 2005. He also served as Chairman of the Board since our Company’s inception through July 2003. In 1991, he founded our former business UniDirect, which specialized in the direct marketing and sales of business software.

Alok Mohan, 60, has served as a director of our Company since 1996 and as our Company’s Chairman of the Board since July 2003. Mr. Mohan also serves on the Company’s Audit Committee, Compensation Committee and its Governance and Nominating Committee. Mr. Mohan has also served on the board of directors of Saama Technologies, a privately held technology services firm, since April 2006, and on the board of directors of Tech Team Global, Inc., a provider of outsourced, multilingual help desk services and specialized IT solutions listed on the Nasdaq Global Market, since May 2006. Mr. Mohan served as the Chairman of the board of directors of Tarantella, until its acquisition by Sun Microsystems in 2005. Prior to that appointment, he served as Chief Executive Officer of Santa Cruz Operations, or SCO, from July 1995 until April 1998. Prior to that, from May 1994 to July 1995, Mr. Mohan served as Senior Vice President, Operations and Chief Financial Officer of SCO. Prior to joining SCO, Mr. Mohan was employed with NCR, a business software and services company, where he served as Vice President of Strategic Planning and Controller from July 1993 to May 1994. From January 1990 until July 1993, Mr. Mohan served as Vice President and General Manager of the Workstation Products Division at NCR. Mr. Mohan also serves on the board of directors of Stampede and Crystal Graphics.

Continuing Class III Director for Term Ending Upon the 2011 Annual Meeting of Stockholders

Bradford Peppard, 53, has served as a director of our Company since 2004 and is currently a member of the Audit Committee and the Governance and Nominating Committee. Since 2003, Mr. Peppard has been President of LTP, a consulting firm specializing in high tech sales & marketing, direct marketing and market research. In addition, since 2002, Mr. Peppard has been President of Lime Tree Productions, a strategic marketing consulting firm. From 1999 to 2002, Mr. Peppard was President of CinemaScore Online, an online source of movie rating information. Prior to that, Mr. Peppard held Vice President of marketing positions at Aladdin Systems, Software Publishing Corporation and Quarterdeck Office Systems. Mr. Peppard’s financial experience includes positions as Treasurer of Trader Joe’s, Director of Finance and Administration (Controller) for CBS TV and CBS/Fox Studios, an MBA from Stanford Business School with a concentration in Finance, and prior audit committee experience with a number of public companies, including: Aladdin Systems, Monterey Bay Technology, and Oppenheimer Industries.

Director Independence

The Board of Directors has determined that each of Messrs. Leff, Levy, Mohan and Peppard is “independent,” as that term is defined by applicable rules of the SEC and the Nasdaq Global Market.

Meetings and Committees of the Board of Directors

The Board of Directors held 4 regularly scheduled meetings and 4 special meetings during the fiscal year ended December 31, 2008 (the “2008 Fiscal Year”). Additionally, the Board operated by Unanimous Written Consent 4 times during the 2008 Fiscal Year. The Board of Directors has an Audit Committee, a Governance and Nominating Committee and a Compensation Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2008 Fiscal Year. The Board of Directors also consulted informally with management during the 2008 Fiscal Year.

We have not established a formal policy regarding director attendance at our annual meetings of stockholders. All of our directors attended last year’s annual meeting of stockholders.

Audit Committee. The Audit Committee presently consists of Messrs. Leff, Mohan and Peppard, with Mr. Peppard serving as the Chairman of the Audit Committee. The Audit Committee oversees the Company’s accounting and financial reporting policies and internal controls, reviews and monitors the corporate financial reporting and external audit of the Company, including, among other things, the independent auditors’ qualifications and independence, the results and scope of the annual audit and other services provided by the Company’s independent auditors and the Company’s compliance with legal matters that have a significant impact on the Company’s financial reports. The Audit Committee also consults with the Company’s management and the Company’s independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the Company’s financial affairs. In addition, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent accountants, and considering and recommending the appointment of, and reviewing fee arrangements with, the Company’s independent auditors. The Audit Committee was formed in May 1999 and held 4 meetings during the 2008 Fiscal Year. Members of the Audit Committee are elected by the Board of Directors and serve one-year terms. The Annual Report of the Audit Committee appears hereafter under “Report of the Audit Committee of the Board of Directors.” The Board of Directors adopted a written charter for the Audit Committee in 2000.

The Board of Directors has determined that each of the members of the Audit Committee is “independent,” as that term is defined by applicable rules of the SEC and the Nasdaq Global Market. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board has also determined that Mr. Peppard, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under applicable rules of the SEC and the Nasdaq Global Market.

Governance and Nominating Committee. The Board formed a Nominating Committee in February 2004, which in 2006 was renamed its “Governance and Nominating Committee”. The Governance and Nominating committee held 2 meetings during the 2008 Fiscal Year. The Governance and Nominating Committee is currently composed of Messrs. Mohan, Peppard and Levy, with Mr. Levy serving as the Chairman of the Governance and Nominating Committee. The Governance and Nominating Committee oversees the Company’s corporate governance functions on behalf of the Board, recommends to the Board the persons to be nominated for election as directors at any meeting of stockholders and oversees the evaluation of the Board. The Board has determined that Messrs. Mohan, Peppard and Levy are each “independent,” as that term is defined by applicable rules of the SEC and the Nasdaq Global Market. The Governance and Nominating Committee acts pursuant to a written charter.

Stockholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board recommends to stockholders for election. The Governance and Nominating Committee will review the qualifications of recommended candidates. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, his or her name will be included in the Company’s proxy card for the stockholder meeting at which his or her election is recommended.

Stockholders may recommend individuals to the Governance and Nominating Committee for consideration as potential director candidates by submitting their names and background to the Chairman of the Governance and Nominating Committee, at the address set forth below under the heading “Stockholder Communications”. The Governance and Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Governance and Nominating Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Governance and Nominating Committee and the Board. The Governance and Nominating Committee is authorized to retain advisers and consultants and to compensate them for their services.

Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Governance and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee will apply the criteria which are set forth in its written charter. These criteria include the candidate’s integrity, business acumen, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Governance and Nominating Committee or the Board, by the procedures set forth below under the heading “Deadline for Receipt of Stockholder Proposals for 2010 Annual Meeting.”

Compensation Committee. The Compensation Committee consists of Messrs. Mohan, Levy and Leff, with Mr. Leff serving as the Chairman of the Compensation Committee. The Compensation Committee reviews and approves salaries, benefits and bonuses for the Chief Executive Officer, Chief Financial Officer and other executive officers of the Company. It reviews and recommends to the Board of Directors on matters relating to employee compensation and benefit plans. The Compensation Committee also administers the Company’s stock plans. The Board has determined that Messrs. Mohan, Levy and Leff are each “independent” as that term is defined by the applicable rules of the SEC and the Nasdaq Global Market.

The Compensation Committee was formed in May 1999 and held 5 meetings during the 2008 Fiscal Year. The Annual Report of the Compensation Committee appears hereafter under the heading “Compensation Committee Report.”

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, the Chairman of the Governance and Nominating Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Governance and Nominating Committee considers to be important to the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to: The Board of Directors, Rainmaker Systems, Inc., 900 East Hamilton Avenue, Suite 400, Campbell, CA 95008, Attention: Chairman of the Governance and Nominating Committee.

Director Compensation

Director Compensation has not changed from the prior year. All non-employee directors shall earn $4,167 in monthly fees for each month of service as a director (with the exception of the Chairman of the Board, who shall earn $8,334 in monthly fees). There will be no other fees paid relating to meetings attended during the year. Effective April 1, 2009, the Company’s Board of Directors agreed to reduce their board fees by 30% beginning April 1, 2009 through June 30, 2009, and by 20% beginning July 1, 2009 through September 30, 2009.

In addition, each non-employee Board member who continues to serve as a non-employee Board member after each annual meeting of stockholders, commencing with the Annual Meeting, including each of the Company’s current non-employee Board members, will be granted under the Company’s 2003 Stock Incentive Plan 20,000 restricted shares of Common Stock (with the exception of the Chairman of the Board, who will be granted 50,000 restricted shares), in each case, provided such individual has served on the Board for at least six months. The annual restricted stock grants to the non-employee Board members shall vest  1/4 per year over 4 years and shall otherwise be subject to the terms and conditions of the Company’s 2003 Stock Incentive Plan.

The table below summarizes the compensation paid by the Company to non-employee Directors for the year ended December 31, 2008.

Director Compensation Table—2008

Name and Title	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	(2) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non Qualified Deferred Compensation	All Other Compensation ($)	Total ($)
Alok Mohan, Chairman	81,170	153,349	41,903	—	—	—	276,422
Robert Leff, Director	45,752	38,803	16,761	—	—	—	101,316
Brad Peppard, Director	47,502	38,803	16,761	—	—	—	103,066
Mitchell Levy, Director	44,252	38,803	16,761	—	—	—	99,816

(1)	Includes retainer fees as applicable to each Director’s position on the Board and their participation in additional committees as well as any reimbursement for travel or other fees.

(2)	Stock and option awards relate to the accounting expense for unvested options and restricted stock awards in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)), which requires the expensing of equity stock awards. As Board Chairman, Mr. Mohan was awarded 50,000 shares of non-vested restricted stock on May 19, 2008, which vests 25% annually over four years beginning May 19, 2009. Additionally, Mr. Mohan’s stock awards expense includes the 2008 expense for the 21,250 shares of restricted stock awarded in 2007 and the 31,000 shares of restricted stock that he was awarded in 2006. Mr. Mohan’s option awards expense includes the 2008 expense related to the 21,250 options that were granted to him in 2007. Mr. Leff, Mr. Peppard and Mr. Levy were each awarded 20,000 shares of non-vested restricted stock on May 19, 2008, which vest 25% annually over four years beginning on May 19, 2009. Additionally, stock awards expense for Messrs. Leff, Peppard and Levy includes the 2008 expense for the 8,500 shares of restricted stock awarded to each of them in 2007. Option awards expense for Messrs. Leff, Peppard and Levy includes the 2008 expense related to the 8,500 options that were granted to each of them in 2007.

Transactions with Related Persons

The Chairman of our Board of Directors also serves on the board of Saama Technologies, a technology services firm. During the year ended December 31, 2008, we paid Saama Technologies approximately $290,000 for technology services. During the prior year, we paid Saama Technologies $293,000 for technology services. We may continue to utilize their services and may expand the scope of Saama Technologies’ engagement.

Although no formal written policy is in place, our Board of Directors is responsible for reviewing and approving the terms and conditions of all significant related party transactions.

Required Vote

The two nominees receiving the highest number of affirmative votes of the outstanding shares of Common Stock, present or represented and entitled to be voted for such nominees, shall be elected as Class II directors for a term ending upon the 2012 annual meeting of stockholders or until their successors are duly elected and qualified. The Proxies cannot be voted for a greater number of persons than two.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL TWO: RATIFICATION OF BDO SEIDMAN, LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP (“BDO Seidman”) was engaged as the Company’s independent registered public accounting firm on October 7, 2004. Audit services provided by BDO Seidman during the 2008 Fiscal Year included the audit of our annual financial statements and services related to filings with the SEC and other regulatory bodies.

Principal Accountant Fees and Services

For the fiscal years ended December 31, 2008 and December 31, 2007, BDO Seidman, our independent registered public accounting firm, billed the approximate fees set forth below:

Audit Fees

Aggregate fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and internal control over financial reporting, reviews of the interim condensed consolidated financial statements included in quarterly filings, and services that are normally provided by BDO Seidman in connection with statutory and regulatory filings or engagements, including comfort letters and consents, except those not required by statute or regulation. Aggregate fees billed for audit services were $365,165 and $849,470 for the years ended December 31, 2008 and December 31, 2007, respectively.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence and audits in connection with acquisitions, and consultations concerning financial accounting and reporting standards. Aggregate fees billed for audit-related services were $11,225 and $31,239 for the years ended December 31, 2008 and December 31, 2007, respectively.

Tax Fees

Tax fees consist of fees billed for professional services rendered for state and federal tax compliance and advice, and tax planning. Aggregate fees for tax services were $61,559 and $40,674 during the years ended December 31, 2008 and 2007, respectively.

All Other Fees

None.

All engagements for services by BDO Seidman or other independent registered public accountants are subject to pre-approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The pre-approval of the Audit Committee was obtained for all services provided by BDO Seidman in the 2008 Fiscal Year.

The Audit Committee, composed entirely of independent directors, recommended to the Board of Directors that BDO Seidman be appointed as our independent registered public accounting firm for the fiscal year ending

December 31, 2009. As our independent registered public accounting firm, BDO Seidman will audit our financial statements for the 2009 fiscal year and perform audit-related services in connection with various accounting and financial reporting matters. BDO Seidman may perform certain non-audit services for the Company, subject to pre-approval by the Audit Committee.

The Board of Directors approved the selection of BDO Seidman as our independent registered public accounting firm for the 2009 fiscal year and is asking the stockholders for ratification of their selection. A representative of BDO Seidman is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of BDO Seidman. In the event that the stockholders do not approve the selection of BDO Seidman, the Board of Directors will reconsider the appointment of the independent auditors. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of BDO Seidman, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information as of February 28, 2009, regarding the ownership of our common stock by (i) each person, to our knowledge, who is known by us to beneficially own more than five percent of our common stock, (ii) each named executive officer, (iii) each of our company’s directors, and (iv) all of our company’s directors and executive officers as a group. This table lists applicable percentage ownership based on 21,866,885 shares of common stock outstanding as of February 28, 2009. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options or warrants that are exercisable currently or within 60 days of February 28, 2009, are deemed to be outstanding and beneficially owned by the person for the purpose of computing share and percentage ownership of that person. They are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated, all addresses for the stockholders set forth below is c/o Rainmaker Systems, Inc., 900 East Hamilton Avenue, Suite 400, Campbell, California 95008.

Name of Beneficial Owner	Number of Shares Beneficially Owned (Including the Number of Shares Shown in the Second Column)	Number of Shares Owned as a Result of Options and Warrants Exercisable Within 60 Days of February 28, 2009	Percentage of Shares Outstanding
Diker Management LLC (1)	2,676,955	95,040	12.2%
Michael Silton	2,102,346	261,999	9.5
Inspired Capital Management, Inc. (2)	1,330,000	—	6.1
Steve Valenzuela	542,286	115,319	2.5
Alok Mohan	422,509	155,697	1.9
Robert Leff (3)	239,766	87,978	1.1
Philip Johnson	182,579	16,250	*
Bradford Peppard	162,767	55,978	*
Mitchell Levy (4)	146,423	54,978	*
Vitaly Gudanets	142,901	—	*
Moe Bawa	118,951	—	*
All directors and officers as a group (9 persons)	4,060,529	748,200	18.0%

*	Less than 1%

(1)	Beneficial ownership information is based on information contained in Amendment No. 5 to Schedule 13G filed with the SEC on February 12, 2009 by Diker GP, L.L.C. on behalf of itself and affiliated persons and entities.

(2)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on March 5, 2008 by Inspired Capital Management, Inc. on behalf of itself and affiliated persons and entities.

(3)	Includes 400 shares owned by Mr. Leff’s wife.

(4)	Includes 2,100 shares owned by Mr. Levy’s wife.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent (10%) of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

Equity Compensation Plans

The following table sets forth information as of December 31, 2008 with respect to shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans, including our 2003 Stock Incentive Plan and our 1999 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	3,499,847	$4.05	951,074	(1)

(1)	Includes 284,730 shares of our common stock remaining available for future issuance under our 2003 Stock Incentive Plan, and 666,344 shares of our common stock remaining available for future issuance under our 1999 Employee Stock Purchase Stock Plan, all as of December 31, 2008.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides the name, age and positions of our executive officers and certain key employees.

Name	Age	Position
Michael Silton	44	President, Chief Executive Officer and Director
Steve Valenzuela	52	Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary
Phillip Johnson	55	Vice President, Human Resources
Vitaly Gudanets (1)	36	Vice President, Global IT
Moe Bawa	43	Vice President & General Manager

(1)	Vitaly Gudanets resigned his position effective April 15, 2009.

Set forth below is a description of the backgrounds, including business experience over the past five years, for each of our executive officers and certain key employees.

Michael Silton has served as Chief Executive Officer of our Company since October 1997 and as President of our Company since March 2005. He also served as Chairman of the Board since our Company’s inception through July 2003. In 1991, he founded our former business UniDirect, which specialized in the direct marketing and sales of business software.

Steve Valenzuela joined our Company in September 2004 as Vice President, Finance and Chief Financial Officer, was appointed Corporate Secretary in March 2005, and was appointed Senior Vice President in April 2007. Prior to joining our Company, from February 2003 to September 2004, Mr. Valenzuela served as the Vice President of Finance and Chief Financial Officer for the Thomas Kinkade Company, formerly Media Arts Group. From September 2000 to July 2002, Mr. Valenzuela served as the Senior Vice President and Chief Financial Officer for Silicon Access Networks, and from February 1999 to August 2000 as Senior Vice President and Chief Financial Officer for PlanetRx. Prior to PlanetRx, from August 1998 to February 1999, Mr. Valenzuela served as the Chief Financial Officer for LinkExchange. Mr. Valenzuela earned an MBA from Santa Clara University and a BS degree in Accounting from San Jose State University.

Phillip Johnson joined our company in February 2007 as Vice President, Human Resources. In his previous position as Vice President, Human Resources and Administration at InfoGain from 1997 to 2006, Mr. Johnson was responsible for hundreds of employees in offices spread across the Americas, Europe and India. Prior to InfoGain, Mr. Johnson served from 1990 to 1997 at Tandem Computers, a global multi-million dollar corporation, as VP Human Resources and Public Affairs. There, he helped build a human resource organization sustaining a staff of thousands worldwide. Additionally, Mr. Johnson served as VP, Human Resources, for Altos Computer Systems, an international company employing over a thousand high-tech professionals.

Vitaly Gudanets joined our company in December 2007 as Vice President of Global Information Technology. Mr. Gudanets has a strong background in deploying solutions for technology-leveraged leaders in the high tech industry. His previous positions have included responsibilities as Sr. Director, Global Infrastructure Services at San Disk Corporation from 2005 to 2007 and as Director of Global Infrastructure Services at Veritas Software from 1999 to 2005. Mr. Gudanets resigned from the Company effective April 15, 2009.

Moe Bawa joined our company as Vice President and General Manager in September 2007. Mr. Bawa has a strong background in managing global operations for multi-site, high volume contact centers. Mr. Bawa was previously with Sitel Corporation from 1999 to 2007 in a variety of positions and locations around the world. His most recent position at Sitel was as Vice President of Operations and Account Management.

Introductory Note to Committee Reports

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Report of the Audit Committee which follow shall not be deemed to be “soliciting material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Compensation Committee Report—Executive Summary

Rainmaker’s executive compensation program for our named executive officers (NEOs) is administered by the Compensation Committee of the Board of Directors. The Compensation Committee currently consists of non-employee directors Robert Leff, Alok Mohan and Mitchell Levy. None of the Company’s executive officers serves as a member of the Compensation Committee of the Company.

The Compensation Committee is responsible for (i) reviewing and approving matters relating to employee compensation and benefit plans, (ii) reviewing and determining the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO), and (iii) establishing the general compensation policies for such individuals. We believe that the compensation programs for the Company’s NEOs should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company, and should reward individual contributions to the Company’s success. The Compensation Committee’s function is more fully described in its charter which can be found on our website at www.rmkr.com.

On behalf of our shareholders, the Compensation Committee has carefully monitored our executive compensation programs. The Compensation Discussion and Analysis and tables that follow will show, we believe, structures for executive compensation that are appropriate and carefully considered. It is our general objective to provide our NEOs with (i) base salary at levels appropriate for the goals set for our management and (ii) performance-based incentives that reward solid financial performance with cash bonuses, restricted stock, and stock option awards.

Overall, the Compensation Committee believes that the compensation provided for NEOs in 2008 was appropriate based upon our financial performance, general economic conditions, our analysis of compensation of surveyed companies, our assessments of individual and corporate performance, and other relevant factors.

Based on the review and discussions referred to below, the Compensation Committee decisions and Compensation Discussion and Analysis is included in the Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders, which will be filed with the Securities and Exchange Commission.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Robert Leff, Chairman

Alok Mohan

Mitchell Levy

Compensation Discussion and Analysis

1. Named Executive Officers

In this section of the Proxy Statement, we explain how our compensation program is designed and operates with respect to our named executive officers (NEOs). Our NEOs include (i) our Chief Executive Officer (CEO), (ii) our Chief Financial Officer (CFO), and (iii) the three other most highly compensated executive officers in the fiscal year ended December 31, 2008. Our NEOs are identified in the Summary Compensation Table that appears following this Compensation Discussion and Analysis.

2. Overview of Executive Compensation Philosophy and Objectives

Our Compensation Committee firmly believes that the compensation provided to our NEOs should directly reflect the financial performance of the Company, and be closely tied to stockholder value. Our compensation plans are consequently designed to link individual rewards with the Company’s performance by applying objective, quantitative factors including the Company’s own business performance and general economic factors. We also rely upon subjective and qualitative factors such as technical expertise, leadership and management skills when structuring executive compensation in a manner consistent with our pay-for-performance philosophy.

In addition to providing our NEOs with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their individual contribution to that performance, our Compensation Committee generally provides our NEOs with compensation that is competitive enough to retain highly skilled individuals. The Company is engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

3. Procedures for Determining Executive Compensation

In making its decision, the Compensation Committee considers all aspects of NEO compensation, and takes into account (i) our corporate performance, (ii) the CEO’s recommendations with respect to the total compensation for all NEOs, including his own, and (iii) the Radford Executive Compensation Survey data that our Human Resources department summarizes for the Compensation Committee. The Compensation Committee does not use a consultant, but has received some advice from Paul, Hastings, Janofsky & Walker LLP, its outside legal counsel. In its sole discretion, the Compensation Committee may accept or reject, in whole or in part, the recommendations of our CEO. For 2008, the Compensation Committee reviewed the recommendations of our CEO, determined the appropriateness of the recommendations in accordance with the market data and our corporate performance, and approved without adjustment.

Our Compensation Committee had various discussions during the fiscal year ended December 31, 2008, leading up to a final decision on October 30, 2008. At this meeting, the Compensation Committee considered the overall compensation of our NEOs, as recommended by the CEO, and approved without adjustment. See the “Executive Compensation Decisions for 2008” portion of this Compensation Discussion and Analysis for amounts and further details with respect to each element of compensation for our NEOs.

4. Elements of Executive Compensation

The material components of compensation for our NEOs from year to year, as well as the specific principles and purpose of each component, are set forth below. We believe that these components of compensation are necessary and appropriate in order to attract and retain qualified executive officers. See “Executive Compensation Decisions for 2008” for amounts and further detail. The compensation of our NEOs consists primarily of four major components:

•	Base salary;

•	Annual bonus;

•	Stock-based awards; and

•	Employee benefits programs:

•	Perquisites and other personal benefits

•	Severance and change in control benefits.

(a) Base Salary. In general, base salary is the compensation for services rendered in the position that the NEO serves. We establish base salaries after considering a variety of factors including each NEO’s qualifications and experience, prior employment, industry knowledge, scope of responsibilities, and individual performance, as well as internal pay equity and market survey data. Specific weightings are not applied to these factors. Base salaries are generally set annually as part of the compensation review process.

(b) Annual Bonus. Our pay-for-performance philosophy ensures that annual incentive compensation awards are tied to the achievement of business specific goals. Certain of the Company’s executive officers, including the CEO and CFO, have entered into employment agreements which provide for, in addition to base salary, bonuses to be awarded on the basis of the Company’s attainment of pre-established revenue and net income goals. It is the intent of the Compensation Committee to use these bonuses, in conjunction with the executive officer’s equity incentives, to tie a potentially large portion of the executive officer’s total compensation to the financial performance of the Company.

Our NEOs participate in one of two bonus programs that the Company maintains: (i) the Rainmaker Systems, Inc. Corporate Bonus Plan, which has been established for the benefit of our executive officers, and (ii) the Rainmaker Systems, Inc. General Manager Commission Plan, which has been established for the benefit of our general managers. The bonus plans are generally structured as follows, with changes made from year-to-year to reflect changing business needs and competitive circumstances:

•	At the beginning of each fiscal year, our CEO and CFO recommend quarterly and annual financial performance targets, as discussed below, subject to the approval of the Compensation Committee.

•

At the close of each quarter of the fiscal year, the Compensation Committee assesses the Company’s performance against the pre-established quarterly metrics. Provided that the Company achieves at least 80 percent of its quarterly goals, the NEOs receive after the close of such quarter a bonus based on their individual payout target percentage and the weighted value of the applicable goal.

•

Similarly, at the close of the fiscal year, the Compensation Committee assesses the Company’s performance against the pre-established annual metrics. Provided that the Company achieves at least 80 percent of its annual goals, the NEOs receive after the close of the fiscal year a bonus based on their individual payout target percentage and the weighted value of the applicable goal.

The bonus plans provide for cash bonuses to be paid quarterly and annually when certain predetermined performance targets are achieved. The amount of the quarterly and annual bonuses that we pay to our NEOs is determined by a formula that weighs our quarterly and annual achievement of pre-established revenue and income goals. A bonus is only paid in the event the Company achieves at least 80 percent of its performance target. If our performance for any measure falls between 80 percent and 100 percent, we interpolate to determine the applicable payout percentage. If our performance for any measure exceeds 100 percent, the bonus amount payable to each such officer in respect of such component of the bonus formula shall be increased by 2.5% for each whole 1% increment achieved above such 100% attainment. The table below sets forth the bonus plan in which each NEO participated in 2008, the bonus opportunity (expressed as a percentage of compensation), the performance targets, and the weights assigned to each target.

Fiscal Year 2008 Annual Bonus Plan

Executive	Plan	Target (% of base salary)	Performance Targets	Weight
			Corporate Bonus Plan
Michael Silton Chief Executive Officer	Corporate Bonus Plan	100%	Company’s achievement of • Quarterly revenue • Quarterly profitability • Annual profitability	40%
Steve Valenzuela Sr. VP, CFO and Corporate Secretary	Corporate Bonus Plan	51%		40 20	% %
Phillip Johnson VP, Human Resources	Corporate Bonus Plan	40%
Vitaly Gunanets VP, Global IT	Corporate Bonus Plan	50%
			GM Commission Plan
Moe Bawa VP & General Manager	General Manager Commission Plan	47%	Group’s achievement of • Quarterly revenue • Quarterly group margin	60 30	% %
			Company’s achievement of • Quarterly profitability	10%

In its October 30, 2008 meeting, the Compensation Committee modified the 2008 bonus plans for the fourth quarter of 2008. The plans were temporarily changed to reflect a new profit/cash orientation. Revenue and profit targets remained the same, but the annual component was replaced with a target for cash burn in the fourth quarter of 2008.

(c) Stock-based Awards. The stock-based awards are designed to create a meaningful opportunity for stock ownership based upon the NEO’s current position with the Company, the NEO’s personal performance in recent periods and his or her potential for future responsibility and promotion over the term of the award. The relevant weight given to each of these factors varies from individual to individual. Each grant is also designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

The Company maintains the 2003 Stock Incentive Plan (the 2003 Plan). The 2003 Plan permits the Compensation Committee to grant incentive stock options, non-qualified stock options, stock appreciation rights, shares, and restricted stock. The 2003 Plan was amended and restated effective May 15, 2007 in order to (i) amend the automatic option grant program for non-employee members of the Board, (ii) increase the number of options and restricted stock awards automatically granted to non-employee members of the Board on the date of each annual stockholders meeting, and (iii) reflect certain changes in applicable tax, securities and accounting rules arising after the date the 2003 Plan was originally implemented.

In March 2008, the shareholders approved an amendment to the 2003 Plan to: (i) increase the number of shares reserved for plan awards by 950,000 shares and (ii) revise the evergreen provision to increase the maximum number of shares that will automatically added to the 2003 Plan on an annual basis to 1,000,000 shares. Previously, the evergreen provision provided that the number of shares of common stock available for issuance under the 2003 Plan would automatically increase on the first trading day of January by an amount equal to 4 % of the total number of outstanding shares as of the last trading day in December of the previous year, but not to exceed 600,000 shares. The 2003 Plan now provides that the amount of the annual increase will be the lesser of (i) 4% of the total number of outstanding shares as of the last trading day in December of the previous year and (ii) 1,000,000 shares. The Company increased the number of shares available under the 2003 Plan because the number of shares previously available under the plan was insufficient to meet the Company’s goals of providing equity-based incentives to our executives and to attract talented executives in the future.

The Company annually grants restricted stock awards, incentive stock options (subject to the volume limitations contained in the Internal Revenue Code), and non-qualified stock options under the 2003 Plan to certain executive officers. Our Board established the third Monday of November as the day in which to make annual grants of restricted stock awards and stock option awards. The Board selected this time for grants because the annual grant dates in November generally fall within the middle of the fourth fiscal quarter (when the trading window is expected to be open). The Board has the flexibility to set grants at other dates during the year, but prefers this annual grant date in order to ensure that there is no timing, nor reason to time, our release of material non-public information for the purpose of affecting the value of executive compensation. Through authority delegated by the Board to the Chairman of the Compensation Committee, Robert Leff, the Compensation Committee may approve stock grants to new employees on the third Monday of each month following a new hire.

Regardless of when grants occur, the exercise price for stock options is always determined based on the closing market price of the Company’s common stock on the date of grant. Each stock option generally becomes exercisable in a series of installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Stock option awards generally vest 25% at the end of one year following the grant date and 1/36 each month during the following three years. Restricted stock awards generally vest 25% at the end of each year following the award date. Restricted stock awards granted to executives in November 2008 vest in equal quarterly amounts over 4 years following the award date. The Company does not have stock ownership requirements. The Company has an “Insider Trading Policy” that sets certain restrictions on trading windows and that does not allow the hedging of its stock by executives.

We do not currently have any policy or guidelines on how to allocate the mix of stock options and restricted stock awards. In addition, we do not currently have any policy on recovering stock or option awards or cash payments under any circumstances (including events relating to financial restatements).

(d) Perquisites and Other Personal Benefits. The NEOs receive perquisites, principally pursuant to their employment agreements that were in effect in 2008. In various cases, the perquisites include personal expense reimbursements relating to health care premiums, car allowance, financial and tax planning, and 401(k) matching contributions at the same level provided for all eligible employees.

(e) Severance and Change in Control Payments. Our NEOs are entitled to severance and change-in-control benefits pursuant to employment agreements or pursuant to offer letters entered into at the time of hire. The agreements were amended in December 2008 for compliance with section 409A of the Internal Revenue Code. The Company currently has employment agreements with Michael Silton, President and Chief Executive Officer; Steve Valenzuela, Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary; Phillip Johnson, Vice President, Human Resources; Vitaly Gudanets, Vice President, Global It; and Moe Bawa, Vice President and General Manager.

The employment agreement, as amended, for Mr. Silton generally provides that if Mr. Silton’s employment is constructively terminated or terminated by the Company without cause, then Mr. Silton shall receive, with no duty to mitigate, the following: (i) an amount equal to one and one-quarter times Mr. Silton’s base salary and target annual bonus, to be paid in fifteen equal monthly payments; (ii) up to twelve months of health and life insurance benefits; and (iii) continued vesting of all unvested stock options and restricted stock awards up to fifteen months.

The employment agreement, as amended, for Mr. Valenzuela generally provides that if his employment is constructively terminated or terminated by the Company without cause, then Mr. Valenzuela shall receive, with no duty to mitigate, the following: (i) an amount equal to three-quarters times his base salary and target annual bonus, to be paid in nine equal monthly payments, (ii) nine months of health and life insurance benefits, and (iii) continued vesting of all unvested stock options and restricted stock awards for nine months.

To the extent not already vested, restricted stock awards and options to purchase Common Stock held by Mr. Silton and Mr. Valenzuela will immediately become vested in the event of a merger or other transaction in which more than 50% of the Company’s outstanding securities are transferred to persons different from those persons who are the Company’s stockholders prior to the merger or other transaction or upon the sale of all or substantially all the Company’s assets in complete liquidation or dissolution. Mr. Silton shall have not less than twelve months to exercise his unexercised options and Mr. Valenzuela shall have not less than nine months to exercise his unexercised options.

The employment agreement for Mr. Johnson, dated February 5, 2007, generally provides that if his employment is constructively terminated or terminated by the Company without cause, then Mr. Johnson shall receive, with no duty to mitigate, an amount equal to three months base salary.

The employment agreement for Mr. Gudanets, dated December 3, 2007, generally provides that if his employment is constructively terminated or terminated by the Company without cause, then Mr. Gudanets shall receive, with no duty to mitigate, an amount equal to three months base salary.

The employment agreement, dated September 17, 2007, for Mr. Bawa generally provides that if his employment is constructively terminated or terminated by the Company without cause, then Mr. Bawa shall receive, with no duty to mitigate, an amount equal to three months base salary.

(f) Inter-Relationship of Elements. The Compensation Committee reviews overall compensation including base salary, bonus and stock/option grants to make sure they are commensurate with the executive’s position and experience, and determines the weighting of each component of compensation based on market survey information from the Radford Executive Compensation Survey data. The Compensation Committee allocates between long-term and currently-paid out compensation, based on market survey data, which shows the allocation of current paid-out compensation and long-term compensation for comparable positions in the same general geographic area. Quarterly and annual cash bonuses are intended to provide each executive incentives to achieve the financial objectives for the current fiscal period, whereas equity compensation is structured to reward the executive for long-term performance of the Company, since equity vests over a number of years—usually four years.

5. Executive Compensation Decisions for 2008

The Compensation Committee made the following decisions in 2007 and 2008 with respect to each distinctive component of executive compensation for the Company’s NEOs in 2008:

(a) Base Salary. The Compensation Committee increased selected base salaries that the NEOs received from the levels that were in effect in 2007. The Compensation Committee believes the reflected changes were necessary to attract and retain the level of talent necessary to meet the Company’s strategic goals as well as to remain competitive in the Silicon Valley.

In October 2007, as part of its annual compensation review process, the Compensation Committee approved base salaries for 2008 for each NEO (other than Mr. Gudanets, who joined the Company in December 2007). The Compensation Committee considered a variety of factors including each NEO’s qualifications and experience, prior employment, industry knowledge, scope of responsibilities, and individual performance, as well as internal pay equity and market survey data. Specifics weightings were not applied to these factors.

During 2008, the Compensation Committee delegated limited authority to our CEO to increase the base salary for the NEOs, other than himself, by up to ten percent. With NEO retention as its purpose, this limited delegation of authority provides the CEO with an ability to negotiate to retain an executive officer if he deems necessary. As of April 13, 2009, our CEO has not exercised this discretionary authority.

The annual rates of salary for fiscal year 2008, as well as for 2007 are presented in the table below:

Executive	2008	2007
Michael Silton Chief Executive Officer	$405,000	$350,000
Steve Valenzuela Sr. Vice President, Chief Financial Officer and Corporate Secretary	$290,000	$259,000
Phillip Johnson Vice President, Human Resources	$200,000	$186,000
Vitaly Gudanets Vice President, Global IT	$200,000	$200,000
Moe Bawa Vice President and General Manager	$170,000	$170,000

(b) Annual Bonus. As discussed above, our NEOs participate in one of two bonus programs that the Company maintains: (i) the Rainmaker Systems, Inc. Corporate Bonus Plan, which has been established for the benefit of our executive officers, and (ii) the Rainmaker Systems, Inc. General Manager Commission Plan, which has been established for the benefit of our general managers.

The bonus plans provide for cash bonuses to be paid quarterly and annually when certain predetermined performance targets are achieved. The performance targets under both bonus programs generally include our achievement of quarterly revenue targets, quarterly income targets, and annual income targets. The amount of the quarterly and annual bonuses that we pay to our NEOs is determined by a formula that weighs our quarterly and annual achievement of pre-established revenue and income goals. A bonus is only paid in the event the Company achieves at least 80% of its performance target. If our performance for any measure falls between 80% and 100%, we interpolate to determine the applicable payout percentage. If our performance for any measure exceeds 100%, the bonus amount payable to each such officer in respect of such component of the bonus formula shall be increased by 2.5% for each whole 1% increment achieved above such 100% attainment.

The Company has determined that disclosing the specific revenue and income targets and actual results relative thereto would result in competitive harm by revealing to our competitors our earnings targets. However, the fiscal year 2008 payout thresholds on these corporate measurements were considered challenging when established. We believe the performance goals were difficult to achieve due to increased competition and overall economic conditions. Based on the partial achievement of our quarterly and annual performance targets, the actual bonuses paid (in comparison to the potential bonuses), are reflected on the table below as a percentage of each NEO’s salary.

Executive	Target	Actual
Michael Silton Chief Executive Officer	100%	52%
Steve Valenzuela Sr. Vice President, Chief Financial Officer and Corporate Secretary	51%	27%
Phillip Johnson Vice President, Human Resources	40%	21%
Vitaly Gudanets Vice President, Global IT	50%	26%
Moe Bawa Vice President and General Manager	47%	44%

The actual bonus payments are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table; the target bonus amounts are reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table.

(c) Stock-based Awards. We currently award all restricted stock and options pursuant to the 2003 Plan. Annual Stock-based awards are generally approved by the Compensation Committee and the full Board on the third Monday of each November. When the Board approved the restricted stock and stock option awards on November 17, 2008, the award levels reflected the desirability of providing NEOs with significant equity-based incentives that aligned their financial interests with those of stockholders and included a four-year vesting schedule to serve as a retention incentive.

In addition, the Compensation Committee may approve, through authority delegated to the Chairman of the Compensation Committee, Robert Leff, stock-based awards to new employees on the third Monday of each month following their commencement date.

Each stock option generally becomes exercisable in a series of installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. The same period determines the vesting for restricted stock.

We generally grant stock options as incentive stock options where permitted in accordance with Section 422 of the Internal Revenue Code, subject to the volume the limitations.

(d) Financial Accounting Considerations. The relative expense associated with stock option and restricted stock awards factored into the Compensation Committee’s decision to consider restricted stock awards in addition to stock options, because of the volatility of the Company’s common stock and the resulting FAS 123R stock option expense attached to stock options. The Compensation Committee feels that the option value for purposes of computing the FAS 123R expense attached to stock options is disproportionately high and that restricted stock provides NEOs with an appropriate long term incentive.

(e) Tax Considerations. Section 162(m) of the Code imposes a limitation on the deductibility for federal income tax purposes of compensation exceeding $1.0 million paid to certain executive officers. Compensation above $1.0 million is not subject to the limitation if it is “performance-based compensation” within the meaning of the Code. The Company anticipates that any compensation deemed paid by it (whether by the disqualifying disposition of incentive stock options or the exercise of non-statutory stock options) in connection with options with exercise prices equal to the fair market of option shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual. Because all compensation paid to the executive officers has not approached the 162(m) limitation, the Compensation Committee has not had to use any of the available exemptions from the deduction limit.

We have granted stock options as incentive stock options in accordance with Section 422 of the Internal Revenue Code, subject to the volume the limitations. Generally, the exercise of an incentive stock option does not trigger any recognition of income or gain to the holder. If the stock is held until at least one year after the date of exercise (or two years from the date the option is granted, whichever is later), all of the gain on the sale of the stock, when recognized for income tax purposes, will be capital gain rather than ordinary income to the recipient. Consequently, we do not receive a tax deduction. For stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise.

6. Post-2008 Executive Compensation Decisions

On August 28, 2008, the Compensation Committee at its annual meeting to review executive compensation for the 2009 calendar year confirmed the recommendation of the CEO to hold salary and bonus at 2008 levels. At its meeting on October 30, 2008, the Compensation Committee approved a bonus structure for 2009 that awards 33% on meeting quarterly revenue goals, 33% based on meeting quarterly profit goals and 34% based on meeting cash goals. In addition, at the December 4, 2008 meeting of the Compensation Committee, the Committee approved a special one time stock award for the Board and management team to be granted in February 2009.

In January 2009, Mr. Silton voluntarily took a 25% salary reduction for the first quarter of the calendar year. Effective April 1, 2009 the CEO, CFO and the other named executive officers have taken a temporary 20% reduction in their base pay for the period April 1, 2009 through September 30, 2009.

Compensation Earned

The table below summarizes the compensation paid by the Company to the CEO, CFO and other named executive officers for the fiscal years ended December 31, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Volume and NQ DC Earnings ($)	All Other Compensation ($)(6)	Total ($)
Michael Silton	2008	405,000	—	573,568	—	211,479	—	43,128	1,233,175
President, Chief Executive Officer and Director	2007	350,000	—	233,269	—	185,163	—	56,023	824,455

Steve Valenzuela	2008	290,000	—	240,232	53,652	77,230	—	38,708	699,822
Senior Vice President, Chief Financial Officer and Corporate Secretary	2007	259,000	—	140,462	51,704	68,511	—	32,794	552,471

Phillip Johnson	2008	200,000	—	95,882	39,972	42,035	—	11,784	389,673
Vice President, Human Resources	2007	169,091	—	36,354	34,375	39,926	—	6,449	286,195

Vitaly Gudanets (4)	2008	200,000	—	45,803	—	52,217	—	15,845	313,865
Vice President, Global IT	2007	16,667	—	1,834	—	1,620	—	—	20,121

Moe Bawa (5)	2008	170,000	—	98,389	—	74,331	—	16,901	359,621
Vice President and General Manager	2007	49,584	—	22,200	—	18,748	—	21,137	111,669

(1)	Salary is reported based on the amount earned for the calendar year.

(2)	Bonus relates to discretionary compensation, which was not awarded in 2008. Our NEOs received non-equity incentive plan compensation which is based on a measurable attainment schedule.

(3)	Stock and option award amounts in this table relate to the accounting expense for unvested options and restricted stock awards in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (SFAS 123(R)), which requires the expensing of equity stock awards. Please see Note 8 in the Notes to the Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2008 for assumptions used in calculating these amounts.

(4)	Vitaly Gudanets’ hire date was December 3, 2007 and he resigned his position as of April 15, 2009.

(5)	Moe Bawa’s hire date was September 17, 2007.

(6)	The figures reported in the “All Other Compensation Column” above include the following items:

Executive	Company- paid Medical	401(k) Matching Contribution	Financial Planning	Auto Allowance	Severance Payment	Total
Michael Silton	$12,003	$3,875	$3,250	$24,000	—	$43,128
Steve Valenzuela	$17,776	$3,411	$5,521	$12,000	—	$38,708
Phillip Johnson	$9,997	$1,787	—	—	—	$11,784
Vitaly Gudanets	$13,484	$2,361	—	—	—	$15,845
Moe Bawa	$14,520	$2,381	—	—	—	$16,901

Grants of Plan-Based Awards

	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards			Stock Awards (#)(2)(3)	Option Awards (#)	Exercise Price of Option Awards ($/ share)	Grant Date Fair Value of Stock and Option Awards ($/ share)
Name		Threshold ($)	Target ($)(1)	Maximum ($)
Michael Silton		—	405,000	—	—	—	—	—
	11/17/08	—	—	—	520,000	—	—	$0.81

Steve Valenzuela		—	147,900	—	—	—	—	—
	11/17/08	—	—	—	260,000	—	—	$0.81

Phillip Johnson		—	80,000	—
	11/17/08	—	—	—	91,000	—	—	$0.81

Vitaly Gudanets		—	100,000	—	—	—	—	—
	11/17/08	—	—	—	78,000	—	—	$0.81

Moe Bawa		—	80,000	—	—	—	—	—
	11/17/08	—	—	—	32,500	—	—	$0.81

(1)	The NEOs listed above were granted awards under non-equity incentive plans that are payable in cash if earned. Payment of these awards is based on the attainment of certain measurable business metrics such as revenue, contribution margin, and net income as defined in each plan. There are no minimums or maximums with regard to these plans; however each plan has an established target for incentive payout. See the “Elements of Executive Compensation—Annual Bonus” and the “Executive Compensation Decisions for 2008—Annual Bonus” sections of the Compensation Discussion and Analysis above for further details.

(2)	Restricted stock awards granted in November 2008 vest in equal quarterly installments over a 4-year period of service after the award date, contingent upon the executive officer’s continued employment with the Company.

(3)	Compensation to be settled in equity in the future as listed above was awarded at the discretion of our Board of Directors. No equity-based incentive compensation awarded during 2008 is vested or exercisable as of December 31, 2008.

Outstanding Equity Awards

The following table sets forth certain information regarding the stock option grants and stock awards to the named executive officers as of the end of 2008.

Outstanding Equity Awards At December 31, 2008

Option Awards						Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($/ Share)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Right That Have not Vested ($/Share)
Michael Silton
11/17/08	—	—	—	—	—	520,000	$442,000	—	—
11/19/07	—	—	—	—	—	180,000	$153,000	—	—
11/20/06	—	—	—	—	—	55,000	$46,750	—	—
12/29/05	100,000	—	—	2.56	12/29/2015	—	—	—	—
4/18/05	3,628	—	—	2.55	4/18/2015	—	—	—	—
4/18/05	26,372	—	—	2.55	4/18/2015	—	—	—	—
6/21/04	3,272	—	—	10.20	6/21/2014	—	—	—	—
6/21/04	18,125	—	—	10.20	6/21/2014	—	—	—	—
6/21/04	8,603	—	—	10.20	6/21/2014	—	—	—	—
7/25/02	40,000	—	—	1.15	7/25/2010	—	—	—	—
7/25/02	25,000	—	—	1.15	7/25/2010	—	—	—	—
7/25/02	34,999	—	—	1.15	7/25/2010	—	—	—	—

Steve Valenzuela
11/17/2008	—	—	—	—	—	260,000	$221,000	—	—
11/19/2007	—	—	—	—	—	48,750	$41,438	—	—
11/20/2006	—	—	—	—	—	37,500	$31,875	—	—
11/20/2006	26,041	23,959	—	7.27	11/20/2016	—	—	—	—
4/18/2005	18,995	—	—	2.55	4/18/2015	—	—	—	—
4/18/2005	5,449	—	—	2.55	4/18/2015	—	—	—	—
9/30/2004	12,500	—	—	8.00	9/30/2014	—	—	—	—
9/30/2004	11,250	—	—	8.00	9/30/2014	—	—	—	—
9/30/2004	36,250	—	—	8.00	9/30/2014	—	—	—	—

Phillip Johnson
11/17/2008	—	—	—	—	—	91,000	$77,350	—	—
11/19/2007	—	—	—	—	—	30,000	$25,500	—	—
2/19/2007	—	—	—	—	—	7,500	$6,375	—	—
2/19/2007	13,750	26,250	—	9.50	2/19/2017	—	—	—	—

Vitaly Gudanets
11/17/2008	—	—	—	—	—	78,000	$66,300	—	—
12/17/2007	—	—	—	—	—	30,000	$25,500	—	—

Moe Bawa
11/17/2008	—	—	—	—	—	32,500	$27,625	—	—
11/19/2007	—	—	—	—	—	18,750	$15,938	—	—
9/17/2007	—	—	—	—	—	22,500	$19,125	—	—

(1)	Market value of shares that have not vested was calculated by using our closing market price at December 31, 2008 of $0.85.

Option Exercises and Stock Vested

The table below summarizes all stock options exercised and value realized upon exercise and stock awards vested and value realized upon vesting by our CEO, CFO and the other named executive officers during the year ended December 31, 2008.

Option Exercises and Stock Vested—2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Silton	10,000	$49,606	87,500	$189,300
Steve Valenzuela	—	—	35,000	$60,762
Phillip Johnson	—	—	13,750	$39,663
Vitaly Gudanets	—	—	—	—
Moe Bawa	—	—	13,750	$35,462

Other Potential Post-Employment Benefits

The following table sets forth the additional amounts that could have been realized by each named executive officer if termination of his employment were to occur as of December 31, 2008 under the following circumstances.

	Value of Amounts Payable
Name, Principal Position and Reasons for Potential Payments(1)	Cash Severance ($)		Equity Awards ($)		Employer- Paid Health Insurance ($)
Michael Silton, President, Chief Executive Officer and Director
For Cause or Voluntary Resignation	—		—		—
Death, Disability or Retirement	—		—		—
Without Cause	1,012,500	(2)	806,139	(3)	12,003	(4)
Good Reason	—		—		—
Change in Control:
Without Cause	1,012,500	(2)	1,931,588	(10)	12,003	(4)
Good Reason	—		—		—

Steve Valenzuela, Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary
For Cause or Voluntary Resignation	—		—		—
Death, Disability or Retirement	—		—		—
Without Cause	328,425	(5)	244,086	(6)	13,332	(7)
Good Reason	—		—		—
Change in Control:
Without Cause	328,425	(5)	886,198	(10)	13,332	(7)
Good Reason	—		—		—

Phillip Johnson, Vice President, Human Resources
For Cause or Voluntary Resignation	—		—		—
Death, Disability or Retirement	—		—		—
Without Cause	50,000	(8)	—		—
Good Reason	50,000	(8)	—		—
Change in Control:
Without Cause	50,000	(8)	—		—
Good Reason	50,000	(8)	—		—

	Value of Amounts Payable
Name, Principal Position and Reasons for Potential Payments(1)	Cash Severance ($)		Equity Awards ($)	Employer- Paid Health Insurance ($)
Vitaly Gudanets, Vice President, Global IT
For Cause or Voluntary Resignation	—		—	—
Death, Disability or Retirement	—		—	—
Without Cause	50,000	(9)	—	—
Good Reason	50,000	(9)	—	—
Change in Control:
Without Cause	50,000	(9)	—	—
Good Reason	50,000	(9)	—	—

Moe Bawa, Vice President and General Manager
For Cause or Voluntary Resignation	—		—	—
Death, Disability or Retirement	—		—	—
Without Cause	42,500	(8)	—	—
Good Reason	42,500	(8)	—	—
Change in Control:
Without Cause	42,500	(8)	—	—
Good Reason	42,500	(8)	—	—

(2)	Calculated as 125% of annual base salary and target bonus.

(3)	15 months of continued vesting and 123(R) expense for all unvested restricted shares.

(4)	12 months of continued health insurance premiums.

(5)	75% of annual base salary and target bonus.

(6)	9 months of continued vesting and 123(R) expense for all outstanding options and unvested restricted shares.

(7)	9 months of continued health insurance premiums.

(8)	3 months base salary.

(9)	3 months base salary.

(10)	Employment agreements specify immediate vesting of all unvested stock options and restricted shares in the event of a change in control. Amounts represent the remaining unamortized 123(R) expense for all stock options and restricted shares as of December 31, 2008.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board of Directors currently consists of non-employee directors Alok Mohan, Robert Leff and Mitchell Levy. None of the Company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. No current member of the Company’s Compensation Committee has ever been an officer or employee of the Company.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statements on Auditing Standards (“SAS”) No. 61). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company (including the matters in the written disclosure required by PCAOB Rule 3526), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during fiscal year 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of BDO Seidman as the Company’s independent registered public accounting firm.

Submitted by the Audit Committee of the Company’s Board of Directors:

Bradford Peppard, Chair

Alok Mohan

Robert Leff

Annual Report

A copy of the Annual Report of the Company for the 2008 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

The Company filed an Annual Report on Form 10-K with the SEC on March 31, 2009. Stockholders may obtain a copy of this report, free of charge, by writing to Investor Relations, Rainmaker Systems, Inc., 900 East Hamilton Avenue, Suite 400, Campbell, California 95008. In addition, copies of our annual, quarterly and current reports, and any amendments to those reports, are made available, free of charge, on or through our website as soon as reasonably practicable after electronically filing such reports with the SEC. Our website is http://www.rmkr.com.

Deadline for Receipt of Stockholder Proposals for 2010 Annual Meeting

The date by which stockholder proposals must be received by the Company for inclusion in our proxy statement and form of proxy for the 2010 Annual Meeting is January 14, 2010. Proposals of stockholders of the Company that are intended to be presented by such stockholders at next year’s Annual Meeting of Stockholders must also be received by us no later than January 14, 2010, in order that they may be considered at that meeting. The proxy solicited by the Board of Directors for the 2010 Annual Meeting of Stockholders will confer discretionary authority to vote on any proposal presented by a stockholder, and required or permitted to be voted on, at that meeting for which the Company has not been provided with notice on or prior to this date.

It is important that the proxies be returned promptly and that all shares are represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope.

The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

By Order of the Board of Directors,

Michael Silton
President and Chief Executive Officer

Campbell, California

April 13, 2009

RAINMAKER SYSTEMS, INC.

PROXY

COMMON STOCK

Annual Meeting of Stockholders, May 14, 2009

This Proxy is solicited on Behalf of the Board of Directors of

Rainmaker Systems, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 14, 2009 and the Proxy Statement and appoints Steve Valenzuela and Michael Silton, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock of Rainmaker Systems, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the PruneYard Plaza Hotel, 1995 South Bascom Ave, Campbell, CA, 95008, on May 14, 2009 at 8:00a.m., Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

The Board of Directors recommends a vote IN FAVOR OF the listed directors and a vote IN FAVOR OF the proposal to ratify our auditors. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed and IN FAVOR OF the other proposal.

(Continued, and to be marked, dated and signed, on the other side)

DETACH PROXY CARD HERE

☐        PLEASE MARK VOTES AS SHOWN IN THIS EXAMPLE

1.         Election of Directors: To elect two directors to serve for a three-year term ending in the year 2012 or until their successors are duly elected and qualified:

☐ FOR	☐ WITHHOLD AUTHORITY TO VOTE

Robert Leff	Mitchell Levy

2.         To ratify the appointment of BDO Seidman, LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.         In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)

Please sign your name:

(Authorized Signature(s)
Date: